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“Coffee on Side-Payments by Hedge Funds to Director Nominees” Article by Professor Stephen Bainbridge, the William D. Warren Distinguished Professor of Law at the UCLA School of Law.  *

http://www.professorbainbridge.com/professorbainbridgecom/2013/05/coffee-on-side-payments-by-hedge-funds-to-director-nominees.html

Coffee on Side-Payments by Hedge Funds to Director Nominees

I've had my share of differences with Jack Coffee over the years, so it is appropriate to compliment him on his cogent analysis1 of the growing problem of "incentive" payments being made by hedge funds to their nominees on corporate boards:

This year, two activist investors—Elliott Management Corp. and Jana Partners—have run minority slates of directors for the boards of Hess Corp and Agrium, Inc., respectively, and each has offered to pay special bonuses to its nominees (and no one else). Elliott will pay bonuses to its five nominees measured by each 1 percent that Hess shares outperform the total rate of return over the next three years on a control group of large oil industry firms. A ceiling limits the maximum payment to a nominee director to $9 million. In the case of the Agrium proxy fight, which Jana narrowly just lost, Jana offered to pay its four nominees a percentage of any profits that the hedge fund, itself, earned within a three year period on its Agrium shares.

Both Hess and Agrium have objected that these bonuses are intended to incentivize these nominees to sell the company or promote some other extraordinary transaction in the short-run. The activists, and their defenders, respond that there is no conflict because all shareholders will benefit if the new directors cause each firm to outperform its peers.

This claim that incentive compensation aligns the nominees’ interests with those of the shareholders ignores much. ...

Coffee goes on to shred the claim into rather tiny pieces, before concluding that:

Third party bonuses create the wrong incentives, fragment the board, and imply a shift towards both the short-term and higher risk. As with other dubious practices, 50 shades of grey can be distinguished by those willing to flirt with impropriety. But ultimately, the end does not justify the means.

Precisely right, IMHO. I've previously suggested 2 that such payments probably violate Delaware law and concluded that "If this nonsense is not illegal, it ought to be."

1 http://clsbluesky.law.columbia.edu/2013/04/29/shareholder-activism-and-ethics-are-shareholder-bonuses-incentives-or-bribes/

2http://www.professorbainbridge.com/professorbainbridgecom/2013/04/can-corporate-directors-take-third-party-pay-from-hedge-funds.html

“Shareholder Activism and Ethics: Are Shareholder Bonuses Incentives or Bribes?” Article by Professor John C. Coffee, Jr., the Adolf A. Berle Professor of Law at Columbia Law School and Director of its Center on Corporate Governance. *

http://clsbluesky.law.columbia.edu/2013/04/29/shareholder-activism-and-ethics-are-shareholder-bonuses-incentives-or-bribes/

http://www.reuters.com/article/2013/04/26/us-shareholder-bonuses-idUSBRE93P0U920130426

Shareholder Activism and Ethics: Are Shareholder Bonuses Incentives or Bribes?

By John C. Coffee, Jr.

This is the heyday of institutional investor activism in proxy contests. Insurgents are running more slates and targeting larger companies. They are also enjoying a higher rate of success: 66% of proxy contexts this year have been at least partially successful. The reason is probably the support that activists have received from the principal proxy advisors: Institutional Shareholder Services (“ISS”) and Glass Lewis & Company. According to a recent N.Y. Times Dealbook survey, ISS has backed the insurgent slate in 73% of the cases so far in 2013.

All this may be well and good. Shareholders certainly have the right to throw the incumbents out at underperforming companies. But there may also be a dark side to this new activism.

This year, two activist investors—Elliott Management Corp. and Jana Partners—have run minority slates of directors for the boards of Hess Corp and Agrium, Inc., respectively, and each has offered to pay special bonuses to its nominees (and no one else). Elliott will pay bonuses to its five nominees measured by each 1 percent that Hess shares outperform the total rate of return over the next three years on a control group of large oil industry firms. A ceiling limits the maximum payment to a nominee director to $9 million. In the case of the Agrium proxy fight, which Jana narrowly just lost, Jana offered to pay its four nominees a percentage of any profits that the hedge fund, itself, earned within a three year period on its Agrium shares.

Both Hess and Agrium have objected that these bonuses are intended to incentivize these nominees to sell the company or promote some other extraordinary transaction in the short-run. The activists, and their defenders, respond that there is no conflict because all shareholders will benefit if the new directors cause each firm to outperform its peers.

This claim that incentive compensation aligns the nominees’ interests with those of the shareholders ignores much. First, there are timing conflicts. Two years from today, a bidder might offer a 50% premium ($60 for a $40 stock). But for these bonuses, the directors might all believe it was better to decline this offer, because the company’s long-term value in two or three more years was expected to exceed the current premium. Second, there may be disagreements over risk: leveraging the company up to its eyeballs may raise the short-term stock price, but also expose the company to failure in the next economic downturn. Finally, special bonuses may Balkanize the board, creating suspicion and tension.

Among academics, the currently trendy theory is that activist investors are the true champions of shareholders and should not be limited in the tactics by which they seek to maximize value. Unquestionably, share ownership has re-concentrated over the last two decades. Today, few, if any, barriers remain to the ability of institutional investors to enforce their will. Staggered boards are being eliminated, and poison pills redeemed, across the face of Corporate America. Yet, given their new power, activists do not need the additional ability to bribe their nominees into compliance with their wishes. Rather, with greater power should come greater responsibility and a decent sense of restraint.

So what should be done? Special bonuses to selected directors are not inherently unlawful; nor are they fraudulent if full disclosure is made. But a director significantly compensated by third parties should not be seen as an “independent” director. Here, the law needs to evolve. The Dodd-Frank Act imposed new requirements that board committees have independent directors, but it looked to the definitions of independence used by the major stock exchanges. Those rules understandably focus on whether the director is “independent of management.” In the new world of hedge fund activism, we need to look to whether individual directors are tied too closely by special compensation to those sponsoring and nominating them. Once we recognize that compensation can give rise to a conflict of interest that induces a director to subordinate his or her own judgment to that of the institution paying the director, our definition of independence needs to be updated. Although not all directors must be independent, only independent directors may today serve on the audit, nominating, or compensation committees. This issue of redefining independence should be high on the agenda of both the NYSE and Nasdaq.

Next, the propriety of third party compensation to directors should be openly faced by the real players in corporate governance today: the Council of Institutional Investors and the major proxy advisors. ISS supported the election of one of Jana’s nominees who would have received special compensation, but Glass Lewis, the other major proxy advisor, objected to Jana’s bonuses. Clearly, both should develop and articulate their policies regarding bonuses. In addition, portfolio managers at pension and mutual funds must independently decide their own policies.

The great irony here is that the Dodd-Frank Act restricted incentive compensation to executives at major financial institutions precisely because such compensation was thought to have led to the short-termism and perverse incentives that produced the 2008 financial crisis. But no one thought about director compensation, which can do the same. Today, we are at the crest of an immense slippery slope. If legitimized, these new compensation tactics will likely be used in a broad range of control and proxy fights, with the long-term result being a shift towards greater risk and leverage.

In fairness, incentivizing directors may often be appropriate, but the simplest and best means to this end is through equity awards issued by the corporation. Corporate stock or option awards treat directors alike and avoid giving them differing time horizons and incentives, because the stock price automatically trades off short and long-term value. Third party bonuses create the wrong incentives, fragment the board, and imply a shift towards both the short-term and higher risk. As with other dubious practices, 50 shades of grey can be distinguished by those willing to flirt with impropriety. But ultimately, the end does not justify the means.

(John C. Coffee, Jr. is the Adolf A. Berle Professor of Law at Columbia Law School and director of its Center on Corporate Governance.)

*Permission to quote the foregoing articles has not been sought or obtained.